Exhibit (a)(iii)

State of Delaware Secretary of State Division of Corporations Delivered 12:36 PM 07/31/2025 FILED 12:36 PM 07/31/2025 SR 20253529531 - File Number 10148654

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Origin Real Estate Credit Interval Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The  name of the statutory trust is:

Origin Real Estate Credit Fund

3.	This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on the 31st day of July, 2025 A.D.

/s/ Jeannette L.Lewis
Jeannette L.Lewis
Trustee

/s/ David Scherer
David Scherer
Trustee

/s/ John W. Simmons
John W. Simmons
Trustee

/s/ Lawrence B. Stoller
Lawrence B. Stoller
Trustee